Exhibit 99.1

Kellogg Company News
For release:	October 28, 2009
Analyst Contact:	Kim Stumm, (269) 961-3565
Media Contact:	Kris Charles, (269) 961-3799

KELLOGG COMPANY ANNOUNCES LAUNCH OF CASH TENDER OFFER FOR

6.60% NOTES DUE 2011

BATTLE CREEK, Mich. – Kellogg Company (NYSE: K) today announced that it is offering to purchase for cash (the “Tender Offer”) up to $500 million aggregate principal amount (the “Offer Cap”) of its 6.60% Notes due 2011 (the “Notes”).

Title of Security	CUSIP/ISIN Numbers	Principal Amount Outstanding	Minimum Spread	Maximum Spread	UST Reference Security	Bloomberg Reference Page	Early Tender Payment(1)
6.60% Notes due 2011	487836AS7 487836AN8 US487836AS72 US487836AN85	$1,428,000,000	50	80	0.875% due March 31, 2011	PX4	$40

(1)	Per $1,000 principal amount of Notes accepted for purchase.

On the terms and subject to the conditions of the Tender Offer, Kellogg is offering to purchase for cash an aggregate principal amount of Notes up to the Offer Cap at a price (the “Total Consideration”) per $1,000 principal amount that results, on the date of purchase, in a yield to the maturity date of the Notes equal to the sum of (i) the yield to maturity of the U.S. Treasury reference security listed in the table above (the “UST Reference Security”) for the Notes (the “Reference Yield”), plus (ii) a spread specified by the holders that is not less than the minimum spread or greater than the maximum spread listed in the table above, as determined by the modified “Dutch Auction” procedure described below, minus accrued and unpaid interest thereon to, but not including, the date of purchase.

Under the modified “Dutch Auction” procedure, Kellogg will accept Notes validly tendered in the order of highest to lowest spreads (within the range set forth above) specified by the holders and will select the single highest spread so specified as the “Clearing Spread,” to be added to the Reference Yield, that will enable Kellogg to purchase an amount of Notes in an aggregate principal amount up to the Offer Cap (or, if Notes having an aggregate principal amount less than the Offer Cap are validly tendered, all Notes so tendered). Kellogg will pay the same Total Consideration (less the Early Tender Payment (as defined below) for Notes tendered after the early tender date identified below) for all Notes validly tendered at or above the Clearing Spread and accepted for purchase. If the aggregate amount of Notes validly tendered at or above the Clearing Spread and not validly withdrawn exceeds the Offer Cap, then, subject to the terms and conditions of the Tender Offer, Kellogg will accept for purchase, first, all Notes validly tendered at spreads above the Clearing Spread and, thereafter, the Notes validly tendered at the Clearing Spread on a prorated basis according to the principal amount of such Notes.

The early tender date for the Tender Offer is 5:00 p.m., New York City time, November 10, 2009, unless extended or earlier terminated by Kellogg. The expiration date is 5:00 p.m., New York City time, December 3, 2009, unless extended or earlier terminated by Kellogg. Holders of Notes that are validly tendered at or prior to the early tender date, and not subsequently validly withdrawn and accepted for purchase will receive the Total Consideration. Holders of Notes that are validly tendered after the early tender date and on or before the expiration date and accepted for purchase will receive the “Tender Offer Consideration,” which is equal to the Total Consideration minus an amount in cash equal to $40 per $1,000 principal amount of Notes (the “Early Tender Payment”). In addition, Kellogg will pay accrued and unpaid interest to, but not including the date of purchase.

The last time for holders to validly withdraw tenders of Notes is 5:00 p.m., New York City time, November 10, 2009, unless extended or earlier terminated by Kellogg.

Kellogg currently intends to commence in the near future a public offering of unsecured senior debt securities in order to fund the Tender Offer. The Tender Offer is conditioned on the receipt of net proceeds from the public offering in an aggregate amount at least equal to the Offer Cap, as well as certain other conditions set forth in the Offer to Purchase. The Tender Offer is not conditioned on a minimum amount of Notes being tendered, and we reserve the right to waive all unsatisfied conditions.

Kellogg may amend, extend or terminate the Tender Offer at any time. In addition, Kellogg reserves the right to increase the Offer Cap for the Notes at any time, which could result in purchasing a greater principal amount of Notes in the Tender Offer.

The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase dated October 28, 2009, and in the accompanying Letter of Transmittal that are being sent to holders of the Notes. Holders are urged to read these Tender Offer documents carefully before making any decision with respect to the Tender Offer. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Tender Offer, Global Bondholder Services Corp., at (866) 795-2200 (toll-free) or (212) 430-3774 (collect).

Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are serving as Dealer Managers. Persons with questions regarding the Tender Offer should contact Goldman, Sachs & Co. at: (800) 828-3182 (toll-free) or (212) 902-5183 (collect) or Morgan Stanley & Co. Incorporated at (800) 624-1808 (toll-free) or (212) 761-5384 (collect).

Kellogg plans to issue its 2009 third quarter earnings results in a press release at approximately 8:00 a.m. Eastern Time on Thursday, October 29, 2009. Kellogg will also host a conference call/webcast during which Kellogg executive management will review and discuss these results. Holders are advised to carefully consider the information contained in these announcements when making their decision to tender, or if they have already tendered at the time of the earnings announcement, whether to withdraw their tender.

This press release is neither an offer to purchase nor a solicitation to buy any of these Notes nor is it a solicitation for acceptance of the Tender Offer. Kellogg is making the Tender Offer only by, and pursuant to the terms of, the Offer to Purchase and the related Letter of Transmittal. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Kellogg, the Dealer Managers or the Information Agent makes any recommendation in connection with the Tender Offer.

About Kellogg Company

With 2008 sales of nearly $13 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit-flavored snacks, frozen waffles, and veggie foods. The Company’s brands include Kellogg’s®, Keebler®, Pop-Tarts®, Eggo®, Cheez-It®, Nutri-Grain®, Rice Krispies®, BearNaked®, Morningstar Farms®, Famous Amos®, Special K®, All-Bran®, Frosted Mini-Wheats®, Club® and Kashi®. Kellogg products are manufactured in 19 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg’s web site at http://www.kelloggcompany.com.

Forward-Looking Statements Disclosure

This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s strategy, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, brand building, ROIC, working capital, growth, new products, innovation, cost reduction projects, and competitive pressures. Forward-looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “will deliver,” “anticipates,” “projects,” “estimates,” or words or phrases of similar meaning.

The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the impact of competitive conditions; the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the success of productivity improvements and business transitions; commodity and energy prices; labor costs; the availability of and interest rates on short-term and long-term financing; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs; changes in consumer behavior and preferences; the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability; legal and regulatory factors; the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.

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